RULES AND CONDITIONS FOR THE BJ’S WHOLESALE CLUB HOLDINGS, INC. EXECUTIVE DEFERRED EQUITY PROGRAM (THE “PROGRAM”)

The following rules and conditions have been adopted by the Board of Directors of BJ’s Wholesale Club Holdings, Inc. (the “Company”) to govern the deferral of Performance Stock Units and Restricted Stock Units by certain employees with a position of Director level or higher (such employees, “Executives”) pursuant to the BJ’s Wholesale Club Holdings, Inc. 2018 Incentive Award Plan, as amended from time to time (the “Stock Plan”). Capitalized terms used but not defined herein shall have the meaning given such terms in the Stock Plan. The Program is an unfunded arrangement established and maintained primarily for the benefit of a select group of management and highly compensated employees and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Administrator shall have sole discretion to determine which Executives, if any, participates in the Program.

1.Election to Defer Restricted Stock Units. If permitted by the Administrator an Executive may elect in advance to defer the receipt of the annual Restricted Stock Unit Grant to be made to such Executive under the Stock Plan (such grant, the “Refresh Award”). To make such an election, the Executive must execute and deliver to the Company a deferral election form before the end of the calendar year preceding the calendar year in which the applicable Refresh Award is scheduled to be granted. An election shall remain in effect from year to year until revoked in writing by the Executive, but any revocation shall become effective only with respect to Refresh Awards that are granted in calendar years beginning after receipt and acceptance by the Company of a written revocation. All elections (including revocation thereof) must be made during an open window period while the Executive is not in possession of any material non-public information relating to the Company.

2.Deferred Account. Upon the vesting of any Refresh Award awarded to any Executive who has elected to defer his or her Refresh Awards(s), as applicable, pursuant to this Program, any shares of Common Stock that would otherwise have been issued to the Executive upon such vesting shall be converted to deferred stock units on a one-to-one basis and credited to the deferred account of the applicable Executive (the “DSU Account”). The Company will withhold from any payment made under the Program and from any amount taxable under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), all applicable taxes, and any and all other amounts required to be withheld under any applicable guidance. The benefits that accrue under the Program are subject to FICA taxes (which includes the Old-Age, Survivors and Disability Insurance tax and/or Medicare tax, as the case may be) which may become due before the benefits are actually paid as provided under Section 3121(v)(2) of the Code and related IRS regulations. To ensure proper compliance with these regulations, the Company will calculate the amount of FICA tax when it becomes due and will deduct the Executive’s share of the FICA tax on amounts credited to the Executive’s Account from other taxable compensation payable to the Executive by the Company. If the Executive has insufficient other taxable compensation from the Company from which to deduct such tax, then the Company will remit the remaining portion of the Executive’s share of the tax to the IRS and arrange for the collection of that amount from the Executive. The Executive will be solely liable for his or her share of FICA taxes on benefits accrued under the Program.

3.Dividend Equivalent Amounts. If dividends (other than dividends payable only in shares of Common Stock) are paid with respect to Common Stock, each DSU Account shall be credited with a number of whole and fractional stock units determined by multiplying the dividend value per share by the stock unit balance of the DSU Account on the record date and dividing the result by the Fair Market Value of a share of Common Stock on the dividend payment date.

4.Period of Deferral. The deferred stock units in each DSU Account shall be deferred until, and the period of deferral shall cease upon, the earliest of the following, to the extent elected in the applicable election form (a) the date an Executive ceases his or her service relationship with the Company and incurs a “separation from service” within the meaning of Section 409A (a “Separation from Service”), (b) the date of the death of the Executive, (c) the date the Executive experiences a Disability, or (d) a specified time prior to a Separation from Service, death or Disability (a “Specified Time”). For purposes of this Program, “Disability” means a condition of an Executive who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months is (i) unable to engage in any substantial gainful activity; or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company. The Company will determine whether an Executive has incurred a Disability based on its own good faith determination and may require an Executive to submit to reasonable physical and mental examinations for this purpose. An Executive will be deemed to have incurred a Disability if: (i) the Social Security Administration determines that the Executive is totally disabled; or (ii) the applicable insurance company providing disability insurance to the Executive under a Company sponsored disability program determines that an Executive is disabled under the insurance contract definition of disability, provided such definition complies with this definition.

5.Unforeseeable Emergency. Notwithstanding the foregoing, the Administrator may cancel an Executive’s deferral election: (a) for the balance of the calendar year in which an Unforeseeable Emergency occurs in accordance with Treas. Reg. §1.409A-3(j)(4)(viii), (b) if the Executive receives a hardship distribution under any qualified 401(k) plan maintained by the Company in accordance with Treas. Reg. §1.401(k)-1(d)(3) (relating to in-service distributions of 401(k) plan elective contributions as a result of an immediate and heavy financial need), in accordance with Treas. Reg. §1.409A-3(j)(4)(viii), or (c) during periods in which the Executive is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Executive or the 15th day of the third month following the date the Executive incurs the disability in accordance with Treas. Reg. §1.409A-3(j)(4)(xii). “Unforeseeable Emergency” shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive the Executive’s spouse, the Executive’s dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)), or the

Executive’s beneficiary; loss of the Executive’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Administrator. The determination of whether an Executive has had an Unforeseeable Emergency shall be made in compliance with Treas. Reg. §1.409A-3(i)(3). An Executive who experiences an Unforeseeable Emergency may submit a written request to the Administrator to receive payment of all or any portion of his or her vested Accounts. Whether an Executive is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Executive’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Program. If an emergency payment is approved by the Administrator, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Executive as the result of cancellation of deferrals under the Program, including amounts necessary to pay any taxes or penalties that the Executive reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the vested portion of the Executive’s DSU Account until depleted, beginning with the with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Administrator. No Executive may receive more than one distribution on account of an Unforeseeable Emergency in any calendar year. An Executive who receives a distribution on account of an Unforeseeable Emergency, and who is still a service provider of the Company shall be prohibited from making deferrals for the remainder of the calendar year in which the distribution is made.

6.Designation of Beneficiary. An Executive may designate one or more beneficiaries to receive payments from his or her Account in the event of his or her death. A designation of beneficiary may apply to a specified percentage of an Executive’s entire interest in his or her Account. Such designation, or any change therein, must be in writing and shall be effective upon receipt by the Company. If there is no effective designation of beneficiary, or if no beneficiary survives the Executive then the estate of the Executive shall be deemed to be the beneficiary. All payments to a beneficiary or estate shall be made in a lump sum from a DSU Account, in shares of Common Stock, with any fractional shares paid in cash.

7.Payment. All amounts credited to a DSU Account shall be paid in shares of Common Stock to the Executive or his or her designated beneficiary (or beneficiaries) or estate, in a single lump sum as soon as practicable (but in no event later than 30 days) after the end of the first applicable period of deferral specified in Section 4 (above) occurs due to the occurrence of death, Disability or Specified Time; provided, however, that fractional shares shall be paid in cash. In addition, an Executive may alternatively specify in his or her deferral election form to receive payment of his or her DSU Account upon a Separation from Service, which deferral election form shall specify either that all amounts credited to a DSU Account shall be paid in a single lump sum on the first day of the seventh (7th) month following such Separation from Service, or alternatively in installments over a period not to exceed 10 years. The first installment shall commence on the first day of the 7th month following the date an Executive ceases his or her service relationship with the Company and incurs such Separation from Service within the meaning of Section 409A. The amount shall be calculated by multiplying the Executive’s DSU Account on the Valuation Date immediately preceding the payment date by a fraction of which the numerator is one and the denominator is the total number of years elected by the Executive. Following the initial installment payment, subsequent installment payments shall be made on the anniversary date of the initial installment payment and shall be calculated by multiplying the Executive’s DSU Account balance on the Valuation Date immediately preceding the payment date by a fraction of which the numerator is one and the denominator is the whole number less than the denominator of the fraction used in calculating the immediately preceding annual installment payment until one hundred percent (100%) of the value has been distributed to the Executive. Until the Program pays the entire value of the Executive’s DSU Account, the Program will continue to credit the Executive’s DSU Account in accordance with the terms of the Program. Regardless of the period elected for installment payments, if the value of the first annual installment is less than one thousand dollars ($1,000.00), the Program will pay the affected Executive’s DSU Account in a single lump sum in accordance with the Program. If an Executive dies after benefits have commenced, the remaining unpaid scheduled payments, if any, shall be paid to the Executives beneficiary in a single lump sum cash payment no later than 90 days following the Executive’s death. For purposes of this Program, “Valuation Date” means the last day of each calendar year and such other dates as the Company may determine.

8.    Adjustments. In the event of a Common Stock dividend, Common Stock split or similar     change in capitalization affecting the Common Stock, the Company shall make appropriate adjustments in the number of Common Stock units credited to the DSU Accounts.

9.    Non-transferability of Rights. During an Executive’s lifetime, any payment under this Program shall be made only to the Executive. No sum or other interest under this deferred compensation arrangement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt by an Executive or any beneficiary under this Program to do so shall be void. No interest under this deferred compensation arrangement shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of an Executive or beneficiary entitled thereto. Notwithstanding the foregoing, the Company may make payments to an individual other than an Executive to the extent required by a domestic relations order.

10.    Company’s Obligations to Be Unfunded and Unsecured. The Accounts maintained under this Program shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. No Executive or other person shall have any interest in any particular assets of the Company by reason of the right to receive payment under this Program, and any Executive or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Program.

11.    Rabbi Trust. The Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Program. Payments under the Program may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Executive or his or her beneficiary under the Program.

12.    Section 409A. This Program is intended to be a compliant deferred compensation plan under Section 409A and shall be administered in accordance with the requirements of Section 409A. Notwithstanding anything in this Program to the contrary, if at the time of an Executive’s separation from service within the meaning of Section 409A, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Program on account of such separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the such separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent that any provision of this Program is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. This Program may be amended, as reasonably determined by the Company, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

13.    Incorporation of Plan. This Program shall be subject to the terms and conditions of the Stock Plan. Capitalized terms in this document shall have the meaning specified in the Stock Plan, unless a different meaning is specified herein.

14.    Program Termination.
a.    The Company may terminate and liquidate the Program by irrevocable action taken within the thirty (30) days preceding or the twelve (12) months following a Change in Control, so long as such Change in Control constitutes a “change in control event” within the meaning of Section 409A (a “Change in Control”), provided the Company distributes all Program account balances (and must distribute the accounts under this Program and any other like-type plan or arrangement of the Company in which an Executive participates and as to which the Program or Section 409A requires the aggregation of all such nonqualified deferred compensation in applying Section 409A (an “Aggregated Program”)

which the Company also must terminate and liquidate as to each Executive who has experienced the Change in Control) within twelve (12) months following the Company’s irrevocable action to terminate and liquidate the Program.

b.    The Company may terminate the Program for any other reason in the Company’s discretion provided that: (i) the termination and liquidation does not occur proximate to a downturn in the Company’s financial health; (ii) the Company also terminates all Aggregated Programs in which any Executive also is a participant; (iii) the Program makes no payments in the twelve (12) months following the date of the Company’s irrevocable action to terminate and liquidate the Program other than payments the Program would have made irrespective of Program termination; (iv) the Program makes all payments within twenty-four (24) months following the date of the Company’s irrevocable action to terminate and liquidate the Program; and (v) the Company within three (3) years following the date of the Company’s irrevocable action to terminate and liquidate the Program does not adopt a new plan covering any Executive that would be an Aggregated Program.

15.    Claims Procedures.
a.    Filing a Claim. Any Executive or other person claiming an interest in the Program (the “Claimant”) may file a claim in writing with the Administrator. The Administrator shall review the claim itself or appoint an individual or entity to review the claim.

b.    Claim Decision. The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is approved or denied, unless the Administrator determines that special circumstances beyond the control of the Program require an extension of time, in which case the Administrator may have up to an additional ninety (90) days to process the claim. If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision.

c.    Notice of Denial. If the Administrator denies the claim, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

i.    The specific reason(s) for the denial;

ii.    Specific reference to the pertinent Program provisions on which such denial is based;

iii. A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary;

iv. A description of the Program’s appeal procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the claim on appeal; and

v. If an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

d. Appeal Procedures. A request for appeal of a denied claim must be made in writing to the Administrator within sixty (60) days after receiving notice of denial. The decision on appeal will be made within sixty (60) days after the Administrator’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for appeal. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision. The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Administrator. The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

e. Notice of Decision on Appeal. If the Administrator denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:

i.    The specific reason(s) for the denial;

ii. specific references to the pertinent Plan provisions on which such denial is based;

iii. a statement that the Claimant may receive on request all relevant records at no charge;

iv. a description of the Program’s voluntary procedures and deadlines, if any;

v. a statement of the Claimant’s right to sue under Section 502(a) of ERISA; and

vi. if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.

f. Claims Procedures Mandatory. The internal claims procedures set forth in this Section 15 are mandatory. If a Claimant fails to follow these claims procedures,

or to timely file a request for appeal in accordance with this Section 15, the denial of the Claim shall become final and binding on all persons for all purposes.

Adopted as of September 9, 2024 (the “Effective Date”)